As Filed With the Securities and Exchange Commission
on June 12, 2006
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMSURG CORP.
(Exact name of registrant as specified in its charter)

Tennessee	62-1493316
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
20 Burton Hills Boulevard
Nashville, Tennessee
(Address of Principal Executive Offices)
AMSURG CORP. 2006 STOCK INCENTIVE PLAN
(Full title of the plan)
Claire M. Gulmi
AmSurg Corp.
20 Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 665-1283
(Name, Address, and Telephone Number of Registrant’s agent for service)
Copy to:
J. James Jenkins, Jr., Esq.
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share (2)	offering price (2)	registration fee
Common Stock, no par value	1,400,000 shares	$23.67	$33,138,000	$3,546

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock on The Nasdaq Stock Market on June 7, 2006.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
Ex-5.1 Opinion of Bass Berry & Sims PLC
Ex-10.1 AmSurg Corp. 2006 Stock Incentive Plan
Ex-23.1 Consent of Deloitte & Touche LLP

PART I
Information Required in the Section 10(a) Prospectus
     AmSurg Corp. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;
(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on June 6, 2006; June 1, 2006; May 31, 2006; May 24, 2006; April 25, 2006; April 12, 2006; March 2, 2006; March 1, 2006; February 22, 2006; February 21, 2006; February 08, 2006 (2 reports filed) and January 06, 2006; and
(4)	The description of our Class A common stock contained in our Registration Statement on Form 10, filed with the Commission on March 11, 1997.
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.
     The charter and bylaws require the Registrant to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Registrant.
     In addition, the charter provides that the Registrant’s directors shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of any fiduciary duty as a director of the Registrant, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve the Registrant’s directors from personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
     The Registrant has entered into indemnification agreements with all of its directors and executive officers providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as officers or directors of the Registrant and will advance expenses of defending claims against them. The Registrant believes that indemnification under these agreements covers at least negligence and gross negligence by the directors and officers, and requires the Registrant to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the officer or director to repay any advances if it is ultimately determined that the officer or director is not entitled to indemnification.
     The Registrant believes that its charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. At present, there is no litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.
     The Registrant has in effect an executive liability insurance policy which will provide coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions (including violations of securities laws), for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or the Registrant is required to indemnify the director or officer for such claim.
Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits.

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10/A-4 (filed with the Commission on July 13, 2001)).

4.2	Second Amended and Restated Charter of AmSurg, as amended (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.3	Second Amended and Restated Bylaws of AmSurg, as amended (incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1	AmSurg Corp. 2006 Stock Incentive Plan.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on signature pages of this Registration Statement).
Item 9. Undertakings.
     A. The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 12th day of June, 2006.

AMSURG CORP.
By:	/s/ Ken P. McDonald
Ken P. McDonald
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Ken P. McDonald and Claire M. Gulmi and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Ken P. McDonald Ken P. McDonald	President, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2006
/s/ Claire M. Gulmi Claire M. Gulmi	Executive Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	June 12, 2006
/s/ Thomas G. Cigarran Thomas G. Cigarran	Chairman of the Board	June 12, 2006
/s/ James A. Deal James A. Deal	Director	June 12, 2006
/s/ Steven I. Geringer Steven I. Geringer	Director	June 12, 2006
/s/ Debora A. Guthrie Debora A. Guthrie	Director	June 12, 2006
/s/ Henry D. Herr Henry D. Herr	Director	June 12, 2006
/s/ Kevin P. Lavender Kevin P. Lavender	Director	June 12, 2006
/s/ Bergein F. Overholt, M.D. Bergein F. Overholt, M.D.	Director	June 12, 2006

EXHIBIT INDEX

4.1	Specimen of Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10, as amended on June 30, 1997 (File No. 1-13079)).

4.2	Second Amended and Restated Charter of AmSurg, as amended (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.3	Second Amended and Restated Bylaws of AmSurg, as amended (incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1	AmSurg Corp. 2006 Stock Incentive Plan.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on signature pages of this Registration Statement).